Exhibit 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Richard G. Smith	Leslie Loyet
Chief Financial Officer	Analyst Inquiries
Ph: (773) 380-6587	(312) 640-6672
FOR IMMEDIATE RELEASE
MONDAY, MAY 12, 2008
DEERFIELD CAPITAL CORP. ANNOUNCES
FIRST QUARTER 2008 RESULTS
In compliance with REIT qualifications at March 31, 2008
Reduced leverage improves stability in liquidity position
CHICAGO, May 12, 2008 — Deerfield Capital Corp. (NYSE: DFR) today announced the results of operations for its first quarter ended March 31, 2008. Information in this release provides a more detailed review of first quarter 2008 results reaffirming the updates of material first quarter events described in press releases earlier this year.
FIRST QUARTER 2008 SUMMARY
•	The net loss for the quarter totaled $463.6 million, or $8.43 per diluted common share, compared with net income of $22.5 million, or $0.44 per diluted common share in the prior year quarter.

•	The 2008 first quarter loss was primarily due to net losses in the RMBS and interest rate swap portfolios totaling $198.6 million and $219.3 million, respectively.

•	Estimated REIT taxable income, a non-GAAP financial measure, was a loss of $16.4 million, or $0.30 per diluted common share, compared to income of $22.9 million, or $0.44 per share in the first quarter of 2007 (see reconciliation of GAAP loss to estimated REIT taxable loss attached).

•	Book value per share was $3.26 at March 31, 2008, down from $9.07 at the end of the fourth quarter.
•	Economic book value per share, a non-GAAP financial measure, was $3.38 at March 31, 2008 (see Economic Book Value section that follows and reconciliation of book value to economic book value attached).

•	Cash, unencumbered liquid securities and net equity in financed liquid securities totaled approximately $91.6 million at quarter end.

Results of Operations
In December 2007, the company acquired its external manager, Deerfield Capital Management LLC (DCM), a fixed income asset manager with a diversified revenue and fee income stream. In the following discussion, the Agency RMBS and corporate debt businesses are referred to as the Principal Investing segment, and the newly acquired asset management business as the Investment Management segment.
Results for the quarter ended March 31, 2008, were materially impacted by a significant reduction in value of AAA-rated non-Agency and Agency RMBS. The net loss for the quarter totaled $463.6 million, or $8.43 per diluted common share, compared with net income of $22.5 million, or $0.44 per share, for the first quarter of 2007. The decrease reflected realized and unrealized net losses on RMBS, net losses in the interest rate swap trading portfolio (used as an economic hedge of the RMBS portfolio), an accelerated recognition of deferred net losses on interest rate swaps, lower valuations in the loans held-for-sale portfolio, and impairment charges on goodwill and intangible assets. Providing a partial offset were gains on the sale of Agency RMBS and investment advisory fees from the recently acquired investment management business.
Net interest income totaled $13.8 million in the quarter ending March 31, 2008, compared with $23.8 million in the first quarter of 2007. The decrease was largely driven by significantly lower balances in the RMBS portfolio due to sales in the quarter and a full quarter of interest expense on the company’s Series A and Series B notes issued in connection with the acquisition of DCM in late 2007.
Investment advisory fees totaled $12.1 million in the quarter reflecting the acquisition of DCM near the end of last year.
The provision for loan losses was $2.2 million, up by $0.4 million from the prior year quarter, reflecting an additional loss provision on a previously identified impaired middle market loan.
Expenses totaled $44.1 million, up by $37.5 million over the prior year quarter. The increase was primarily due to goodwill impairment of $20.0 million, intangible asset impairment of $7.9 million and the inclusion of current period operating expenses incurred by DCM.
Other income and gain (loss) was a net loss of $450.4 million in the quarter, compared with a net gain of $7.5 million in the prior year quarter.
     The loss primarily reflected the following:
•	AAA-rated non-Agency RMBS with an amortized cost of $1.6 billion were sold in the first quarter of 2008 to reduce leverage and maintain adequate liquidity, resulting in net realized losses of $193.5 million.

•	The undesignated interest rate swap portfolio, which is used as an economic hedge of the RMBS book, generated losses totaling $127.6 million due to falling swap rates during the quarter.
•	$91.7 million of accelerated recognition of previously deferred net swap losses from designated interest rate swaps that were subsequently terminated or de-designated as a hedge was recognized in the quarter. This write-off did not affect book value since the net losses had been deferred in the accumulated other comprehensive loss category of stockholders’ equity as of year end.

•	Unrealized net losses in the RMBS portfolio totaled $29.5 million during the quarter primarily due to wider spreads.
•	A broad-based risk aversion across the credit spectrum pushed down loan prices producing a net unrealized loss of $18.7 million on corporate bank loans held for sale in the Market Square CLO during the quarter.

•	Realized and unrealized losses totaling $3.1 million were recognized on junior participation interests in commercial mortgages in the process of liquidation.
•	Realized net gains of $24.4 million on the sale of Agency RMBS provided a favorable offset.
Estimated REIT taxable income, a non-GAAP financial measure, for the quarter ended March 31, 2008, totaled a loss of $16.4 million, or $0.30 per diluted common share, compared to income of $22.9 million or $0.44 per share in the first quarter of 2007. A reconciliation of GAAP net income to estimated REIT taxable income is attached.
Commenting on first quarter results, Jonathan Trutter, chief executive officer, said, “Our first quarter results reflect the very difficult market conditions for mortgage REITs during this time period. Pricing pressure on financial assets has abated since quarter end, and we have successfully stabilized our capital structure.”
Trutter added, “We are now turning our attention to the execution of the strategic rationale for the acquisition of the Investment Management business, which is to grow our fee based revenue streams. We are currently pursuing several investment strategies within our core fixed income competencies, including raising new investment funds and acquiring management contracts for CLO and CDO assets. While the recent period has been challenging, the dislocation in global markets has created tremendous opportunities. Our strong brand combined with the solid skill set embedded in our employee base positions us well to capitalize on those opportunities. The management team is re-energized and enthusiastic about building upon our current book of business.”

Principal Investing Segment
Investment Portfolio
The following table summarizes the carrying value of our invested assets and the respective balance sheet classifications as of March 31, 2008 (in thousands):

	Carrying Value
	Available-			Loans		Total	Total
	for-Sale	Trading	Other	Held for		Mar 31,	Dec 31,
Description	Securities	Securities	Securities	Sale	Loans	2008	2007
RMBS
Agency	$—	$437,902	$—	$—	$—	$437,902	$4,685,139
Non-agency	—	29,749	—	—	—	29,749	1,642,039

	—	467,651	—	—	—	467,651	6,327,178

U.S. Treasury bills	—	999,300		—	—	999,300	—

	—	999,300	—	—	—	999,300	—

Corporate leveraged loans (1):
Assets held in DFR Middle Market CLO	—	—	—	—	277,481	277,481	291,189
Assets held in Wachovia facility	—	—	—	—	105,698	105,698	115,203
Other corporate leveraged loans (2)	—	—	—	—	23,798	23,798	31,593
Commercial mortgage-backed assets (3)	2,824	—	—	—	20,926	23,750	35,295
Equity securities	—	—	5,472	—	—	5,472	5,472

Total structured & syndicated assets	2,824	—	5,472	—	427,903	436,199	478,752

Assets held in Market Square CLO (4)	4,969	—	—	246,548	—	251,517	265,483
Other investments and loans (5)	2,142	2,791	—	—	—	4,933	10,231

Total corporate debt investments	9,935	2,791	5,472	246,548	427,903	692,649	754,466

Total invested assets — March 31, 2008	$9,935	$1,469,742	$5,472	$246,548	$427,903	$2,159,600	$7,081,644

Total invested assets — December 31, 2007	$4,897,972	$1,444,505	$5,472	$267,335	$466,360	$7,081,644

(1)	Corporate leveraged loans exclude credit default swaps with an estimated net negative fair value of $0.6 million and a $15.0 million gross notional value. Also excluded are total return swaps with an estimated net negative fair value of $1.2 million and a $14.5 million notional value.

(2)	This amount is reported gross of the $7.5 million allowance for loan losses.

(3)	Commercial mortgage-backed assets include participating interests in commercial mortgage loans with a zero carrying value as of March 31, 2008.

(4)	Assets held in Market Square CLO include syndicated bank loans of $246.5 million, high yield corporate bonds of $3.2 million and asset-backed securities of $1.8 million as of March 31, 2008.

(5)	Other investments and loans includes $2.8 million of preferred shares of CDOs owned by DCM and considered assets of our Investment Management segment.
Total invested assets were down $4.9 billion, or 69.5% to $2.2 billion as of March 31, 2008 compared to the end of 2007. The decrease was primarily attributable to the sale of RMBS to increase liquidity and reduce leverage and risk associated with this portfolio. U.S. Treasury bills totaling $1.0 billion were held as of March 31, 2008. These securities were purchased to assist the company in complying with the applicable REIT qualification tests at quarter end and were sold in April 2008. The company does not expect to hold significant amounts of U.S. Treasury bills as part of its long-term investment strategy going forward.
Mortgage Securities Portfolio
During the first quarter of 2008, the RMBS portfolio decreased by 92.6% to $0.5 billion from $6.3 billion as of December 31, 2007. RMBS transactions in the first quarter of 2008 included the following:
•	Agency RMBS with an amortized cost of $4.6 billion were sold resulting in a realized net gain of $24.4 million.

•	AAA-rated non-Agency RMBS with an amortized cost of $1.6 billion were sold resulting in a realized net loss of $193.5 million.
As previously noted sales of RMBS resulted in reduced leverage, provided increased liquidity and reduced risk. The interest rate swap portfolio, which is used as an economic hedge of the RMBS portfolio, was also reduced as the RMBS portfolio decreased in size. The notional amount of swaps totaled $0.5 billion at quarter end. The net portfolio duration, which is the difference between the duration of the RMBS and that of the repurchase agreements funding these investments, adjusted for the effects of the company’s swap portfolio, was approximately 1.21 years at March 31, 2008, based on model-driven results, compared to 0.10 years at year end. This means the company could expect approximately a 1.21% change in value of the combined RMBS and interest rate swap portfolios given a 1% change in interest rates. Empirical net duration, which is based on actual price movements observed in the market, is estimated to be near zero.
The RMBS holdings consisted of hybrid adjustable rate and fixed rate bonds as of March 31, 2008, as follows:

			Weighted Average
	Par and						Constant
	Notional	Estimated		Months to	Yield to	Contractual	Prepayment	Modified
Security Description	Amount	Fair Value	Coupon	Reset (1)	Maturity	Maturity	Rate (2)	Duration (3)
	(In thousands)
Hybrid Adjustable Rate RMBS:
Rate reset in 1 year or less	$45,721	$45,664	6.06%	6	4.91%	02/24/37	12.9	1.9
Rate reset in 1 to 3 years	236,812	238,642	4.83%	22	4.01%	02/11/35	14.7	1.7
Rate reset in 3 to 5 years	95,909	97,082	5.12%	43	4.25%	08/28/35	11.5	2.4
Rate reset in 7 to 10 years	39,227	33,534	5.61%	93	8.73%	02/04/36	9.4	7.4

Fixed Rate RMBS
30 year	59,031	52,729	6.11%	n/a	8.27%	06/25/35	18.2	7.0

Total RMBS — March 31, 2008	$476,700	$467,651

RMBS — December 31, 2007	$6,438,829	$6,327,178			n/a - not applicable

(1)	Represents number of months before conversion to floating rate.

(2)	Constant prepayment rate refers to the expected average annualized percentage rate of principal prepayments over the remaining life of the security. The values represented in this table are estimates only and the results of a third party financial model.

(3)	Modified duration represents the approximate percentage change in market value per 100 basis point change in interest rates.
Corporate Debt Portfolio
Complementing the mortgage securities portion of the portfolio are corporate debt investments that represent attractive yield and diversification opportunities. During the first quarter of 2008, the structured and syndicated assets portion of this portfolio, primarily the corporate leveraged loan book, decreased by 8.9% to $436.2 million from $478.8 million at December 31, 2007. No new loans were originated in the first quarter of 2008. The decrease was largely due to payoffs and select asset sales.
A provision for loan loss of $2.2 million was recognized in the quarter as business prospects for a portfolio company linked to the housing industry weakened further requiring an additional provision for loss.
Investment Management Segment
The investment management group specializes in credit and relative value products, with teams dedicated to bank loans, corporate debt securities, asset-backed securities, government arbitrage, real estate finance and leveraged finance.

As of April 1, 2008, assets under management (AUM) totaled approximately $14.2 billion held in thirty CDOs and a structured loan fund, two private investment funds and six separately managed accounts, down from $14.5 billion as of January 1, 2008. The following table summarizes AUM and investment advisory fees for each product category:

			Three months		January 1,
	April 1, 2008 (1)		ended March 31, 2008		2008 (1)
	Number of		Average	Investment
	Accounts	AUM	AUM (1) (2)	Advisory Fees	AUM
		(in thousands)
CDOs (3)
Bank loans (4)	16	$5,907,280	$5,255,918	$5,880	$5,844,241
Investment grade credit	2	636,145	646,821	305	668,527
Asset backed securities	13	6,675,779	6,778,150	1,746	6,868,959

Total CDOs	31	13,219,204	12,680,889	7,931	13,381,727

Investment Funds (5)
Fixed income arbitrage	2	618,540	707,863	3,942	674,647

Separately Managed Accounts (6)	6	399,006	403,941	246	435,577

Total AUM (7)		$14,236,750	$13,792,693	$12,119	$14,491,951

(1)	AUM numbers are reported as of the 1st of January, February, March or April 2008, rather than as of the last day of the prior month, to be inclusive of investment fund contributions effective on the first of the month.

(2)	Average AUM is calculated as the average of the January 1, February 1 and March 1, 2008 AUM.

(3)	CDO AUM numbers generally reflect the aggregate principal or notional balance of the collateral and, in some cases, the cash balance held by the CDOs and are as of the date of the last trustee report received for each CDO prior the 1st of January, February, March or April 2008, as appropriate. Our CDOs/Bank loans AUM includes AUM related to our structured loan fund.

(4)	The AUM for our two Euro-denominated bank loan CDOs has been converted into U.S. dollars using the spot rate of exchange on the 1st of January, February, March or April 2008, as appropriate.

(5)	The Number of Accounts for the Investment Funds does not include feeder funds, although some of our management fees are paid pursuant to contracts with those feeder funds.

(6)	The AUM for certain of the separately managed accounts is a multiple of the capital actually invested in such account. Management fees for these accounts are paid on this levered AUM number.

(7)	Included in the Total AUM are $294.7 million and $300.5 million related to Market Square CLO and DFR MM CLO, respectively, which amounts are also included in the Principal Investing segment discussion. DCM manages these vehicles but is not contractually entitled to receive any management fees for so long as 100% of the equity in these vehicles is held by DC LLC or an affiliate thereof. All other amounts included in the Principal Investing segment are excluded from Total AUM.
Liquidity
DFR manages short-term liquidity by maintaining a portfolio of unencumbered RMBS, cash and overnight investments. These unencumbered assets are available to meet margin calls on existing repurchase (repo) financing agreements and interest rate swap contracts; and to pledge against new repo borrowings and swap agreements. The repo borrowings are primarily overnight to thirty-day contracts that generally roll over and reprice at maturity.
Unencumbered RMBS and unrestricted cash and cash equivalents as of March 31, 2008 totaled $56.4 million compared to $121.0 million as of the end of the fourth quarter. In addition, the net equity in the financed RMBS portfolio, including associated interest rate swaps totaled approximately $35.2 million at quarter end. The total cash, unencumbered liquid securities and net equity in financed liquid securities was approximately $91.6 million at March 31, 2008. The company believes these amounts, together with available financing sources and expected cash flows from operations will be sufficient to meet its anticipated liquidity requirements through March 31, 2009.

Longer term funding totaled $778.5 million at March 31, 2008 and is summarized as follows:

		Weighted
	Carrying	Average
	Value	Rate
	(In thousands)
Revolving warehouse facility	$76,435	5.28%
Market Square CLO	276,000	4.39%
DFR MM CLO	231,000	4.48%
Trust preferred securities	123,717	6.02%
Series A and B Notes	71,314	9.73%

Total	$778,466	5.25%

The revolving warehouse facility and CLO borrowings are in bankruptcy remote subsidiaries and debt holders have recourse only to the collateral within these entities. Recourse obligations include three separate issuances of 30-year Trust preferred securities and 5-year, non-amortizing Series A & Series B notes which were issued in connection with the acquisition of DCM. The debt to equity ratio (leverage) at March 31, 2008 of 10.1 is down from 12.9 at year end.
Dividend
As previously announced, the Board of Directors has decided not to declare a dividend on the company’s common stock for the first quarter of 2008 in light of current market conditions.
Book Value
Book value per share at March 31, 2008, was $3.26 compared to $9.07 at December 31, 2007. The decrease in reported book value per share was primarily attributable to lower retained earnings due to the net loss in the first quarter of 2008.
Economic Book Value
At March 31, 2008, Market Square CLO total equity was negative $7.9 million primarily due to dividends paid in excess of its book earnings. Generally accepted accounting principles currently require the negative equity of this consolidated subsidiary to flow into the company’s financial statements even though the Market Square CLO is a bankruptcy remote entity and DFR’s economic exposure is limited to its equity investment.
Economic book value at March 31, 2008 of $225.3 million, or $3.38 per share includes an add-back of $7.9 million or $0.12 per share. To date, the company has received approximately $17.2 million in distributions from the Market Square CLO on the original investment of $24 million.

Conference Call
The company will host its quarterly earnings conference call for investors and other interested parties on Tuesday, May 13, 2008, at 11:00 a.m. Eastern Time. The conference call will be accessible by telephone and through the Internet. Interested individuals are invited to access the call by dialing 888-271-8603. To participate on the webcast, log on to the company’s website at www.deerfieldcapital.com 15 minutes before the call to download the necessary software.
In addition, a taped rebroadcast will be available beginning one hour following the completion of the call, and will continue through May 20. To access the rebroadcast, dial 888-203-1112 and request reservation number 4213948. A replay of the call will also be available on the Internet at www.deerfieldcapital.com for 30 days.
About the Company
Deerfield Capital Corp. is a REIT with a portfolio comprised primarily of fixed income investments, including U.S. Government securities, corporate debt, RMBS and related hedges. In addition, through its subsidiary, Deerfield Capital Management LLC (DCM), it manages assets for third party clients, including government securities, corporate debt, RMBS and asset-backed securities.
For more information, please go to the company website, at www.deerfieldcapital.com
* * Notes and Tables to Follow * *

NOTES TO PRESS RELEASE
Certain statements in this press release and the information incorporated by reference herein are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These include statements as to such things as future capital expenditures, growth, business strategy and the benefits of the merger (the Merger) of Deerfield Capital Corp. (DFR) with Deerfield & Company LLC (Deerfield), including future financial and operating results, cost savings, enhanced revenues, the accretion/dilution to reported earnings that may be realized from the Merger as well as other statements of expectations regarding the effect of the Merger, our ability to maintain our qualification as a REIT and any other statements regarding future results or expectations. Forward-looking statements can be identified by forward looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “projects,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on predictions as to future facts and conditions the accurate prediction of which may be difficult and involve the assessment of events beyond DFR’s control. The forward-looking statements are further based on various operating assumptions. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from expectations or projections. DFR does not undertake any obligation to update any forward-looking statement, whether written or oral, relating to matters discussed in this press release, except as may be required by applicable securities laws.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
Relating to our business generally:
•	Actual financial results may be different than any projections or estimates;

•	effects of the current dislocation in the subprime mortgage sector and the weakness in the mortgage market and credit markets generally;

•	rapid changes in market value of residential mortgage-backed securities (RMBS) and other assets, making it difficult for us to maintain our real estate investment trust (REIT) qualification or our current or any alternative exemption from the Investment Company Act of 1940, as amended (the 1940 Act);

•	failure to comply with covenants contained in the agreements governing our indebtedness;

•	limitations and restrictions contained in instruments and agreements governing our indebtedness;

•	ability to maintain adequate liquidity, including ability to raise additional capital and secure additional financing;

•	changes in the general economy or debt markets in which we invest;

•	increases in borrowing costs relative to interest received on assets;

•	the costs and effects of the current Securities and Exchange Commission (SEC) investigation into certain mortgage securities trading procedures in connection with which the SEC has requested information from DFR and Deerfield Capital Management LLC (DCM) regarding certain of our mortgage securities trades;

•	changes in investment strategy;

•	ability to continue to issue collateralized debt obligation (CDO) vehicles, which can provide us with attractive financing for debt securities investments;

•	effects of CDO financings on cash flows;

•	loss of key personnel, most of whom are not bound by employment agreements;

•	adverse changes in accounting principles, tax law, or legal/regulatory requirements;

•	changes in REIT qualification requirements, making it difficult for us to conduct our investment strategy, and failure to maintain our qualification as a REIT;

•	failure to comply with applicable laws and regulations;

•	liability resulting from actual or potential future litigation;

•	the costs, uncertainties and other effects of legal and administrative proceedings;

•	the impact of competition; and

•	actions of domestic and foreign governments and the effect of war or terrorist activity.

Relating to the Principal Investing segment:
•	impact of changes in our strategy surrounding the composition of its investment portfolio;

•	widening of mortgage spreads relative to swaps or treasuries leading to a decrease in the value of our mortgage portfolio resulting in higher counterparty margin calls and decreased liquidity;

•	effects of leverage and indebtedness on portfolio performance;

•	effects of defaults or terminations under repurchase transactions, interest rate swaps and long-term debt obligations;

•	higher or lower than expected prepayment rates on the mortgages underlying our RMBS portfolio;

•	illiquid nature of certain of the assets in the investment portfolio;

•	increased rates of default on our investment portfolio (which risk rises as the portfolio seasons) and decreased recovery rates on defaulted loans;

•	our inability to obtain favorable interest rates, margin or other terms on the financing that is needed to leverage our RMBS and other positions;

•	flattening or inversion of the yield curve (short term interest rates increasing at a greater rate than longer term rates), reducing our net interest income on its financed mortgage securities positions;

•	our inability to adequately hedge its holdings sensitive to changes in interest rates;

•	narrowing of credit spreads, thus decreasing our net interest income on future credit investments (such as bank loans);

•	concentration of investment portfolio in adjustable-rate RMBS;
•	effects of investing in equity and mezzanine securities of CDOs; and

•	effects of investing in the debt of middle market companies.
Relating to the Investment Management segment:
•	significant reductions in assets under management (AUM), which would reduce our investment advisory fee revenue, due to such factors as weak investment performance, substantial illiquidity or price volatility in the fixed income instruments in which we trade, loss of key portfolio management or other personnel (or lack of availability of additional key personnel if needed for expansion), reduced investor demand for the types of investment products that we offer or loss of investor confidence due to weak investment performance, volatility of returns and adverse publicity;

•	significant reductions in our AUM resulting from redemption of investment fund investments by investors therein or withdrawal of money from separately managed accounts;

•	significant reductions in investment advisory fees and/or AUM resulting from the failure to satisfy certain structural protections and/or the triggering of events of default contained in the indentures governing the CDOs;

•	non-renewal or early termination of investment management agreements or removal of DCM as investment manager pursuant to the terms of such investment management agreements;

•	pricing pressure on the fees that we can charge for our investment advisory services;

•	difficulty in increasing AUM, or efficiently managing existing assets, due to market-related constraints on trading capacity, inability to hire the necessary additional personnel or lack of potentially profitable trading opportunities;

•	the reduction in CDO management fees or AUM resulting from payment defaults by issuers of the underlying collateral, downgrades of the underling collateral or depressed market values of the underlying collateral, all of which may contribute to the triggering of certain structural protections built into CDOs;

•	changes in CDO asset and liability spreads making it difficult or impossible to launch new CDOs;

•	our dependence on third party distribution channels to market CDOs;

•	liability relating to our failure to comply with investment guidelines set by our clients or the provisions of the management and other agreements; and
•	changes in laws, regulations or government policies affecting our business, including investment management regulations and accounting standards.

Relating to the Merger:
•	DFR’s ability to integrate the businesses of DFR and DCM successfully and the amount of time and expense to be spent and incurred in connection with the integration;

•	the ability to realize the economic benefits that DFR anticipates as a result of the Merger;

•	failure to uncover all risks and liabilities associated with acquiring DCM;

•	federal income tax liability as a result of owning DCM through taxable REIT subsidiaries, or TRSs, and the effect of DFR’s acquisition of Deerfield on DFR’s ability to continue to qualify as a REIT;
•	the impact of owning DCM on DFR’s ability to rely on an exemption from registration under the 1940 Act;

•	the limitations or restrictions imposed on DCM’s investment management services as a result of DFR’s ownership of DCM;

•	the impact of approximately $74 million of two series of senior secured notes issued as partial consideration for the Merger and DFR’s guarantee of those notes, including the impact of DFR’s guarantee of those notes on DFR’s liquidity, ability to raise additional capital and financial condition;

•	the impact of the recent conversion into common stock of 14,999,992 shares of Series A Preferred Stock issued in connection with the Merger, which could have a dilutive effect on DFR’s common stock and may reduce its market price; and
•	the impact of owning DCM on DFR’s ability to implement certain alternative organizational structures.
These and other factors that could cause DFR’s actual results to differ materially from those described in the forward-looking statements are set forth in DFR’s annual report on Form 10-K, as amended, for the year ended December 31, 2007 and DFR’s other public filings with the SEC and public statements by DFR. Readers of this press release are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$23,577	$113,733
Due from broker	32,012	270,630
Restricted cash and cash equivalents	57,141	47,125
Available-for-sale securities, including $2,147 and $4,884,023 pledged—at fair value	9,935	4,897,972
Trading securities, including $1,442,372 and $733,782 pledged—at fair value	1,469,742	1,444,505
Other investments	5,472	5,472
Derivative assets	1,221	4,537
Loans held for sale	246,548	267,335

Loans	427,903	466,360
Allowance for loan losses	(7,500)	(5,300)

Loans, net of allowance for loan losses	420,403	461,060

Investment advisory fee receivable	4,927	6,409
Interest receivable	10,645	39,216
Other receivable	5,592	22,912
Prepaid and other assets	15,517	14,721
Deferred tax asset, net	11,814	—
Fixed assets, net	10,120	10,447
Intangible assets, net	72,933	83,225
Goodwill	78,703	98,670

TOTAL ASSETS	$2,476,302	$7,787,969

LIABILITIES
Repurchase agreements, including $1,064 and $20,528 of accrued interest	$1,423,873	$5,303,865
Due to broker	3,192	879,215
Dividends payable	1,667	21,944
Derivative liabilities	17,449	156,813
Interest payable	6,475	28,683
Accrued liabilities and other liabilities	26,723	35,652
Short-term debt	1,063	1,693
Long-term debt	778,466	775,368

TOTAL LIABILITIES	2,258,908	7,203,233

Series A cumulative convertible preferred stock. $0.001 par value, zero shares and 14,999,992
shares issued and outstanding (aggregate liquidation value of zero and $150,000)	—	116,162

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001:
100,000,000 shares authorized; zero and 14,999,992 shares issued and outstanding as described above	—	—
Common stock, par value $0.001:
500,000,000 shares authorized; 66,758,356 and 51,752,720 shares issued and 66,693,418 and 51,655,317 outstanding	67	51
Additional paid-in capital	865,809	748,216
Accumulated other comprehensive loss	(3,876)	(83,783)
Accumulated deficit	(644,606)	(195,910)

TOTAL STOCKHOLDERS’ EQUITY	217,394	468,574

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,476,302	$7,787,969

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share amounts)

	Three months ended March 31,
	2008	2007
REVENUES
Net interest income:
Interest income	$61,350	$122,699
Interest expense	47,600	98,859

Net interest income	13,750	23,840

Provision for loan losses	2,200	1,800

Net interest income after provision for loan losses	11,550	22,040

Investment advisory fees	12,119	—

Total net revenues	23,669	22,040

EXPENSES
Management fee expense to related party	—	3,330
Incentive fee expense to related party	—	2,185
Compensation and benefits	9,358	—
Depreciation and amortization	2,687	—
Professional services	1,387	617
Insurance expense	734	136
Other general and administrative expenses	2,051	369
Impairment of intangible assets and goodwill	27,906	—

Total expenses	44,123	6,637

OTHER INCOME AND GAIN (LOSS)
Net gain (loss) on available-for-sale securities	—	2,549
Net gain (loss) on trading securities	(200,719)	2,640
Net gain (loss) on loans	(26,542)	1,962
Net gain (loss) on derivatives	(223,215)	46
Dividend income and other net gain	118	264

Net other income and gain (loss)	(450,358)	7,461

Income (loss) before income tax expense	(470,812)	22,864
Income tax expense (benefit)	(7,202)	337

Net income (loss)	$(463,610)	$22,527

NET INCOME (LOSS) PER SHARE—Basic	$(8.43)	$0.44

NET INCOME (LOSS) PER SHARE—Diluted	$(8.43)	$0.44

WEIGHTED-AVERAGE NUMBER OF SHARES
OUTSTANDING — Basic	54,965,218	51,587,293
WEIGHTED-AVERAGE NUMBER OF SHARES
OUTSTANDING — Diluted	54,965,218	51,763,464

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES
BOOK VALUE CALCULATIONS
(In thousands, except per share amounts)

Calculation of economic book value per share:
Stockholders’ Equity as of March 31, 2008	$217,394	A

Add back negative equity of Market Square CLO	7,874	B

Pro-forma Stockholders’ Equity after add back (A+B)	$225,268	C

Total common stock outstanding as of March 31, 2008	66,693	D

Economic book value per share (C/D)	$3.38

The Company believes that the presentation of economic book value per share is useful to investors because losses in excess of the equity in a bankruptcy remote subsidiary would accrue to debt investors in such an entity rather than the equity investor.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES
ESTIMATED REIT TAXABLE LOSS (UNAUDITED)
(In thousands, except share and per share amounts)

Three
months ended
March 31, 2008
GAAP net loss	$(463,610)

Adjustments to GAAP net loss:
Difference in rate of amortization and accretion	(1,372)
Interest income on non-accrual loans	508

Tax hedge interest accrual	(2,205)
Tax hedge amortization of deferred swap gains (losses)	(20,933)
Reverse GAAP amortization of swap (gains) losses	5,254

Provision for loan losses	2,200
Bad debt expense	(1,872)

Tax capital losses in excess of capital gains	304,559
Security basis difference recognized upon sale of RMBS	(82,140)
Gain on intercompany sale eliminated for GAAP	41
Security basis difference recognized upon sale of other assets	300
Tax hedge/GAAP trading swap adjustments	221,486
Other unrealized (gain) loss	2,147
Exclusion of taxable REIT subsidiary net income	26,376
Provision for income taxes	(7,202)
Other book/tax adjustments	21

Net adjustments to GAAP net income	447,168

Estimated REIT taxable loss	$(16,442)

Weighted average diluted shares	54,965,218

Taxable earnings per diluted share	$(0.30)

The company believes that the presentation of estimated REIT taxable income is useful because it indicates the estimated minimum amount of distributions it must make in order to avoid corporate level income tax. However, beyond its intent to distribute to stockholders at least 90% of REIT taxable income on an annual basis in order to maintain our REIT qualification, the company does not expect that the amount of distributions it makes will necessarily correlate to estimated REIT taxable income. Rather, the company expects to determine the amount of distributions to make based on cash flow, GAAP net income and what it believes to be an appropriate and competitive dividend yield relative to other specialty finance companies and mortgage REITs. Estimated REIT taxable income will not necessarily bear any close relation to cash flow. Accordingly, the company does not consider estimated REIT taxable income to be a reliable measure of liquidity although the related distribution requirement can impact liquidity and capital resources. Moreover, there are limitations associated with estimated REIT taxable income as a measure of financial performance over any period, and the presentation of estimated REIT taxable income may not be comparable to similarly titled measures of other companies, which may use different calculations. As a result, estimated REIT taxable income should not be considered as a substitute for GAAP net income as a measure of financial performance.